Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Sientra, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Primary Offering of Securities:
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(r)	$—	$—	$—	—	$—
Fees to Be Paid	Equity	Preferred Stock, par value $0.01 per share	457(r)	—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities	457(r)	—	—	—	—	—
Fees to Be Paid	Equity	Warrants	457(r)	—	—	—	—	—
Fees to Be Paid	Equity	Units	457(r)	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	(1)	457(o)	$100,000,000	—	$100,000,000	0.0000927	$9,270.00
Fees to Be Paid	Total Registration Fee:			$100,000,000	N/A	$100,000,000	—	$9,270.00
Carry Forward Securities
	Total Offering Amounts					$100,000,000		$9,270.00
	Total Fees Previously Paid							—
	Total Fee Offsets							$—
	Net Fee Due							$9,270.00

(1)

Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). Includes an indeterminate number of securities that may be issued in primary offerings or upon exercise, conversion or exchange of any securities registered hereunder that provide for exercise, conversion or exchange.

(2)

There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants, and such indeterminate number of units, as shall have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
—	—	—	—	—	—	—